Exhibit 23.7
CONSENT OF PROSPECTIVE DIRECTOR
The undersigned, acting in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a prospective director of Crude Carriers in the Registration Statement on Form F-1 of Crude Carriers Corp., the prospectus included therein, and any amendments thereto.
Dated as of March 1, 2010
/s/ Andreas C. Konialidis
Andreas C. Konialidis